UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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THE DRESS BARN, INC.
(Name of Registrant as Specified In Its Charter)

______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE DRESS BARN, INC.
30 Dunnigan Drive
Suffern, New York 10901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The Annual Meeting of Shareholders of The Dress Barn, Inc. (the “Company”) will be held at the corporate offices of Maurices Incorporated, 105 West Superior Street, Duluth, Minnesota on Wednesday, November 28, 2007, at 3:00 p.m., local time, for the following purposes:

1.	To elect two directors to serve on our Board of Directors for three-year terms and until their successors are duly elected and qualified; and

2.	To act upon any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on October 19, 2007 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Elliot S. Jaffe
Chairman of the Board

October 26, 2007

PROXY STATEMENT

THE DRESS BARN, INC.
30 Dunnigan Drive
Suffern, New York 10901

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
November 28, 2007

GENERAL INFORMATION ABOUT THESE MATERIALS

This proxy statement describes matters on which we would like you, as a shareholder, to vote at our 2007 Annual Meeting of Shareholders. It also gives you information on these matters so that you can make informed decisions. You are receiving a proxy statement and proxy card from us because our records indicate that you owned shares of our common stock on October 19, 2007, the record date for the meeting.

Our Board of Directors is soliciting your proxy to be used at the meeting. When you sign the proxy card, you appoint two of our directors, David R. Jaffe and John Usdan, as your representatives at the meeting. One or both of these individuals, or a substitute if necessary, will vote your shares at the meeting as you have instructed them on the proxy card. If you sign and deliver your proxy, but you do not provide voting instructions, your proxy representative will vote in favor of the two nominees for director. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change. Proxy materials, including this proxy statement, are first being sent to shareholders on or about October 26, 2007.

QUESTIONS AND ANSWERS
ABOUT OUR 2007 ANNUAL MEETING OF SHAREHOLDERS

When and where will the meeting take place?

The annual meeting will be held on Wednesday, November 28, 2007, at 3:00 p.m., local time, at the corporate offices of Maurices Incorporated, 105 West Superior Street, Duluth, Minnesota.

What is the purpose of the meeting?

At the annual meeting, you will be asked to vote on the following matters:

•	the election of two directors to serve for three-year terms and until their successors are duly elected and qualified; and

•	any other business that may properly come before the meeting or any adjournment of the meeting.

After the conclusion of the formal business of the annual meeting, management will give a report on our performance during the fiscal year that ended on July 28, 2007 (referred to herein as “fiscal 2007”).

Could other matters be decided at the meeting?

Our by-laws require prior notification of a shareholder’s intent to request a vote on other matters at the annual meeting. The deadline for notification has passed, and we are not aware of any other matters that could be brought before the meeting. However, if any other business is properly presented at the meeting, your signed proxy card gives authority to David R. Jaffe and John Usdan, the persons referred to as proxy holders on the proxy card (or a substitute if necessary), to vote your shares on such matters at their discretion.

Who is entitled to attend the meeting?

All shareholders who owned our common stock at the close of business on October 19, 2007 (which is called the record date for the meeting), or their duly appointed proxies, may attend the meeting. Registration begins at 2:30 p.m., local time.

Who is entitled to vote at the meeting?

All shareholders who owned our common stock at the close of business on the record date, October 19, 2007, are entitled to attend and vote at the meeting and at any adjournment or postponement of the meeting.

How many votes do I have?

You have one vote for each share of our common stock that you owned on the record date.

How many votes must be present to hold the annual meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether there is a quorum. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have the necessary voting power for that proposal and has not received instructions from the beneficial owner. In order for us to determine that enough votes will be present to hold the meeting, we urge you to vote in advance by proxy even if you plan to attend the meeting.

How many votes may be cast by all shareholders?

A total of 60,145,721 votes may be cast at the meeting, consisting of one vote for each share of our common stock outstanding on the record date.

How do I vote?

You may vote in person at the meeting or vote by proxy as described below.

If you vote by proxy, your shares will be voted at the meeting in the manner you indicate. If you sign and return your proxy card, but don’t specify how you want your shares to be voted, they will be voted for the two nominees named under the caption “PROPOSAL - ELECTION OF DIRECTORS” and, with respect to any other matter that may be presented at the annual meeting, in the discretion of the proxy holders named in your proxy card.

May I change or revoke my vote after I submit my proxy?

Yes. To change your vote previously submitted by proxy, you may:

•	cast a new vote by mailing a new proxy card with a later date; or

•	if your shares are held through a broker, contact your broker to cast a new vote; or

•	if you hold shares in your name, attend the annual meeting and vote in person.

If you wish to revoke rather than change your vote, written revocation must be received by our Corporate Secretary prior to the meeting.

What are the Board’s voting recommendations?

Unless you give other instructions on your proxy card, the persons referred to as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors recommends a vote:

•	FOR the election of the two nominees named under the caption “PROPOSAL — ELECTION OF DIRECTORS” to serve as directors (see page 11);

How many votes will be required to approve the proposal?

Directors will be elected by a plurality of the votes cast at the annual meeting.

What if I participate in the Company’s 401(k) Savings Plan (the “401(k)”)?

If you are a participant in the Company’s 401(k) Savings Plan (the “401(k)”) and own shares of the Company’s common stock in your 401(k) account, you will receive, with respect to the number of shares held for your account under the 401(k) as of the record date for the annual meeting, a proxy card which will serve as a voting instruction to the trustee of the 401(k) with respect to shares held for your account. Unless the proxy card is signed and returned, shares held in your account under the 401(k) will not be voted.

What happens if I do not vote by proxy?

If you do not vote by proxy, the shares held in your name will not be voted unless you vote in person at the meeting. If you hold your shares through a broker and you do not provide your broker with specific instructions, your shares may be voted with respect to the proposal at your broker’s discretion. If the broker does not vote those shares, these broker non votes will have no effect on the outcome of the proposal.

How can I attend the annual meeting?

Shareholders as of the close of business on the record date, October 19, 2007, may attend the annual meeting.

What happens if the annual meeting is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will remain valid and may be voted when the meeting is convened or reconvened. You may change or revoke your proxy until it is voted.

Will your independent registered public accounting firm participate in the meeting?

Yes. Our independent registered public accounting firm is Deloitte & Touche LLP. A representative of Deloitte & Touche LLP will be present at the meeting, will be available to answer any questions you may have and will have the opportunity to make a statement.

Are members of the Board of Directors required to attend the meeting?

Directors are encouraged, but not required, to attend the Company’s annual meeting of shareholders. All seven of our directors attended the 2006 Annual Meeting of Shareholders.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay all costs and expenses related to preparation of these proxy materials and solicitation of your vote. We may retain a proxy solicitation firm to assist in the solicitation of proxies from shareholders for a fee, plus reimbursement for certain out-of-pocket expenses. We also pay all annual meeting expenses. In addition to soliciting proxies by mail, we may solicit proxies by telephone and personal contact. None of our directors, officers or employees will be specially compensated for these activities. We reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock, but we will not pay any compensation for their services.

Why did I receive more than one set of proxy materials?

If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to: The Dress Barn, Inc., 30 Dunnigan Drive, Suffern, New York 10901, Attention: Investor Relations.

You also may receive multiple sets of proxy materials if you hold your shares of our common stock in multiple accounts (such as through a brokerage account and an employee benefit plan, such as the 401(k)). You should vote your shares as described in each proxy or instruction card you receive.

How do I obtain a separate set of proxy materials if I share an address with other shareholders?

In order to reduce printing and postage costs, only one annual report and proxy statement is being delivered to multiple shareholders sharing an address unless the Company received contrary instructions from one or more of the shareholders sharing that address. If your household has received only one annual report and one proxy statement, the Company will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who sends a written request to: The Dress Barn, Inc., 30 Dunnigan Drive, Suffern, New York 10901, Attention: Investor Relations. If you wish to receive a separate annual report and proxy statement in the future, you can notify the Company by mailing a written request to the address above or by calling our Investor Relations Department at 845-369-4600.

Can I view these proxy materials electronically?

Yes. You may access these proxy materials on our website at www.dressbarn.com. Click on “Investor Relations”, then under “Investor Relations Menu” click on “SEC” to view all of our filings with the Securities and Exchange Commission (the “SEC”), including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 28, 2007.

How can I receive copies of the Company’s year-end SEC filings?

We will furnish without charge to any shareholder who requests, in writing, a copy of this proxy statement and/or our Annual Report on Form 10-K, including financial statements and related schedules, for the fiscal year ended July 28, 2007, as filed with the SEC. Any such request should be directed to The Dress Barn, Inc., 30 Dunnigan Drive, Suffern, New York 10901, Attention: Investor Relations.

How do shareholders submit proposals for the Company’s 2008 Annual Meeting of Shareholders?

You may present matters for consideration at our next annual meeting either by: (i) having the matter included in our proxy statement and listed on our proxy card, or (ii) giving us timely advance notice of your intention to properly bring other business before the meeting.

To have your proposal included in our proxy statement and listed on our proxy card for the 2008 annual meeting, we must receive your proposal by July 3, 2008 and such proposal must otherwise comply with Rule 14a-8, as promulgated under the Securities Exchange Act of 1934, as amended.

To submit any other matter to a vote at the 2008 Annual Meeting (other than a shareholder proposal to be included in the Company's proxy materials, as described in the paragraph above), we must receive written notification of your proposal by July 3, 2008 and such proposal must otherwise comply with the advance notice provision and other requirements of Article II, Section 7 of the Company’s by-laws, which are on file with the SEC and may be obtained from the Company upon written request.

Whether you desire to have your proposal included in the Company’s proxy statement for the 2008 Annual Meeting or otherwise brought before such meeting, you may submit your proposal in writing to: The Dress Barn, Inc., 30 Dunnigan Drive, Suffern, New York 10901, Attention: Investor Relations.

Can I see a list of shareholders entitled to vote at the 2007 Annual Meeting?

A complete list of the shareholders entitled to vote at the 2007 Annual Meeting is available for inspection at the principal office of the Company, upon written request to the Company by a shareholder, and at all times during the 2007 annual meeting at the place of the meeting.

QUESTIONS AND ANSWERS
ABOUT OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has seven members, divided into three classes each with a staggered three-year term of office. Only those directors whose terms are expiring as of the date of the 2007 annual meeting shall stand for election this year.

How often did the Board of Directors meet in fiscal 2007?

The Board of Directors met seven times during fiscal 2007 and otherwise accomplished its business through the work of the committees described below. Each incumbent director attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during fiscal 2007.

Do the non-management directors meet in regularly scheduled executive sessions?

Yes. The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present.

How does the Board determine which directors are independent?

Our Board of Directors determines whether an individual director satisfies all of the independence standards of the SEC and the NASDAQ Global Select Market, as such standards may be amended from time to time, and also that the director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence.

Which directors have been designated as independent?

Based on the analysis described below on page 12 under the caption “Independence Determinations”, the Board affirmatively determined that a majority of the directors who will continue to serve on the Board following the annual meeting are independent. They include Kate Buggeln, Klaus Eppler, Randy L. Pearce and John Usdan.

What are the standing committees of the Board?

Our Board of Directors has three standing committees: the Audit Committee, the Nominating Committee and the Compensation and Stock Incentive Committee.

Who are the members of the standing committees?

Committee	Members	Chairperson
Audit Committee	Kate Buggeln	Randy L. Pearce
Randy L. Pearce
John Usdan

Nominating Committee	Klaus Eppler	Klaus Eppler
John Usdan

Compensation and Stock Incentive Committee	Kate Buggeln	John Usdan
Randy L. Pearce
John Usdan

Are all of the members of the standing committees independent?

Yes. The members of each of the standing Committees have been deemed independent by the Board of Directors.

Do all of the standing committees operate under a written charter?

Yes. The charters of each of the standing committees are available for viewing on our website at www.dressbarn.com . Click on “Investor Relations”, then under “Investor Relations Menu” click on “Committees/Members”. Paper copies will be provided to any shareholder upon request.

What are the functions of the standing committees?

Audit Committee

It is the responsibility of the Audit Committee to assist the Board of Directors in its oversight of our financial accounting and reporting practices. The duties of the Audit Committee include monitoring our financial reporting process and system of internal controls; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm and internal auditing function; and providing an avenue of communication among the independent registered public accounting firm, management, the internal auditing functions and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to our independent registered public accounting firm as well as the Company’s internal auditors. The Audit Committee has the ability to retain, at our expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Board has determined that Mr. Pearce, a member of the Audit Committee, qualifies as an “audit committee financial expert”, and that each Audit Committee member is “financially literate” and “independent” as defined by the SEC’s regulations and the NASDAQ’s listing standards.

Nominating Committee

The function of the Nominating Committee is to provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board. The Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Committee through current directors, members of management, shareholders or other persons. From time to time the Committee may also engage a search firm to assist in identifying potential Board candidates, although no such firm was used to identify any of the nominees for director proposed for election at the 2007 annual meeting. Once the Committee has identified a prospective nominee, the Committee evaluates the prospective nominee against the standards and qualifications set out in the Committee’s charter, including the individual’s potential contributions in providing advice and guidance to the Board and management. The Committee seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. The Committee evaluates all candidates for director, regardless of the person or firm recommending such candidate, on the basis of the length and quality of their business experience, the applicability of such candidate’s experience to us and our business, the skills and perspectives such candidate would bring to the Board and the personality or “fit” of such candidate with existing members of the Board and management. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values.

Compensation and Stock Incentive Committee

The function of the Compensation and Stock Incentive Committee is to assist the Board of Directors by (i) considering and determining all matters relating to the compensation of the Company’s Chairman, President and Chief Executive Officer and the Company’s other executive officers, including the named executive officers; (ii) administering and functioning as the committee that is authorized to grant stock options, restricted stock and other equity awards to executive officers and such other key executives and employees as the Committee shall determine under the Company’s Equity Incentive Plan (as defined on page 13); and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee’s consideration.

How many times did each standing committee meet in fiscal 2007?

During fiscal 2007, the Audit Committee met eleven times. The Compensation and Stock Incentive Committee met six times. The Nominating Committee met one time.

How does the Board evaluate director candidates recommended by shareholders?

The Nominating Committee does not evaluate shareholder nominees differently than any other nominee. Pursuant to policies set forth in our Nominating Committee Charter, our Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be timely for the 2008 annual meeting, the notice must be received within the time frame discussed above on page 4 under the heading “How do shareholders submit proposals for the Company’s 2008 Annual Meeting of Shareholders?” To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, the number of shares held of record and beneficially owned by the nominee, and any other information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

How are directors compensated?

The annual fee we pay our directors who are not also officers of the Company is $25,000. In addition, such directors are also paid $1,000 per regular meeting attended, of which there were four in fiscal 2007. The annual fee we pay each member of the Audit Committee is $6,000, the Compensation and Stock Incentive Committee is $4,000 and the Nominating Committee is $1,000. The annual fee paid to the Chair of the Audit Committee is $5,000, and the annual fee paid to the Chair of the Compensation and Stock Incentive Committee is $2,500. Mr. Eppler, who serves as Board secretary and attends meetings of the standing committees, receives an additional $1,000 for each committee meeting that he attends and for which he serves as Secretary. Outside directors are also granted non-qualified stock options to purchase 10,000 shares of our common stock for each three-year term on the Board, with annual vesting of 3,333 shares from the date of the option grant, and with an exercise price equal to the average of the high and low stock prices of our common stock on the date of grant. Directors who are officers of the Company do not receive additional compensation for their services as directors.

On July 18, 2006, the Company entered into a consulting agreement with Burt Steinberg, under which Mr. Steinberg provides consulting services for up to 40 days a year. The fees paid to Mr. Steinberg under this arrangement are reflected in the “All Other Compensation” column in the Director Compensation Table below.

Our President and Chief Executive Officer and our Chairman of the Board are executive officers of the Company and do not receive compensation for their services as director. Compensation paid to these individuals for their services as executive officers during fiscal 2007 is reflected in the Summary Compensation Table on page 21.

Roslyn Jaffe determined not to stand for re-election at the 2006 Annual Meeting and, therefore, ceased serving as a director of the Company as of November 2006. Mrs. Jaffe founded the Company in 1962 and retains the titles of Founder, Director Emeritus, Treasurer and Secretary of the Company. Mrs. Jaffe did not receive any compensation for her services as director, Secretary or Treasurer in fiscal 2007. However, in view of Mrs. Jaffe’s role as co-founder of the Company and her 44 years of service to the Company, in fiscal 2007 the Company entered into an agreement with Mrs. Jaffe that provides her with a supplemental retirement benefit of $50,000 per year (adjusted annually for cost of living increases). This benefit is paid on a monthly basis, commencing July 30, 2006.

FISCAL 2007 DIRECTOR COMPENSATION TABLE

The following table provides each element of non-employee director compensation for fiscal 2007.

	Fees
	Earned	Option	All Other
	or Paid in	Awards ($)	Compensation		Total
Name	Cash ($)	(1)	($)		($)

Kate Buggeln	$43,250	$51,023	—		$94,273
Klaus Eppler	40,750	51,023	—		91,773
Randy L. Pearce	46,875	31,606	—		78,481
John Usdan	45,250	23,141	—		68,391
Burt Steinberg	—	53,020	100,743	(2)	153,763

See footnotes on the following page

(Footnotes relating to the “FISCAL 2007 DIRECTOR COMPENSATION TABLE” on the preceding page.)

(1)
The amounts shown represent the compensation cost we recognized in fiscal 2007 related to option awards in accordance with FAS 123R, and therefore include amounts from awards granted in and prior to fiscal 2007. For a discussion of the valuation assumptions used, see Note 1 to our fiscal 2007 audited financial statements included in our Annual Report on Form 10-K. As of October 19, 2007, the aggregate number of vested and unvested stock options held by each non-employee director were:

	Number of	Number of
	Vested	Unvested
Name	Options	Options

Kate Buggeln	17,771	6,673
Klaus Eppler	19,993	6,673
Randy L. Pearce	7,775	8,891
John Usdan	10,133	6,667
Burt Steinberg	13,327	6,673

(2)	Amounts paid to Mr. Steinberg for consulting services.

Do you have a written Code of Ethics?

Yes. Our Board of Directors has adopted a “Code of Ethics for Senior Financial Officers”, which can be viewed at www.dressbarn.com. Click on “Investor Relations”, then under “Investor Relations Menu” click on “Code of Ethics”. This code complies with the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers.

Do you have a Whistleblower Policy?

Yes, as required by the Sarbanes-Oxley Act of 2002, we have established a confidential hotline for associates to call with any information regarding questionable accounting or auditing matters. All calls are referred to the Chairman of the Audit Committee of the Board of Directors. Our “Whistleblower Policy” can be viewed on our website at www.dressbarn.com. Click on “Investor Relations”, then under “Investor Relations Menu” click on “Whistleblower Policy”. If the Company amends or waives a provision of our “Code of Ethics for Senior Financial Officers” that applies to our principal executive officer, principal financial officer or controller it will post such information at this location on our website. Paper copies of the code of ethics will be provided to any shareholder upon request.

How can I communicate with members of the Board of Directors?

You may contact any member of the Board of Directors as follows:

Write to our Board of Directors at:

Dress Barn’s Board of Directors
c/o Chair of the Audit Committee
The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New York 10901

To the extent reasonably practical under the circumstances, all such communications are treated confidentially and you can remain anonymous when communicating your concerns.

When do your fiscal years end?

Our fiscal years end on the last Saturday in July. References in this proxy statement to a “fiscal year” are to the calendar year in which the fiscal year ends. For example, the fiscal year ended July 28, 2007 is referred to as “fiscal 2007”.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of October 19, 2007 (unless otherwise noted) by each of our directors, each of our Named Executive Officers, all of our directors and executive officers as a group; and each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Number of
	Shares of
	Common
	Stock
	Beneficially	Percent
Name of Beneficial Owner:	Owned	of Class (14)

Directors and Executive Officers:
Elliot S. Jaffe (1)	996,026	1.65%
David R. Jaffe (2)	5,821,164	9.52%
Burt Steinberg (3)	69,636	*
Vivian Behrens (4)	124,571	*
Armand Correia (5)	82,150	*
Gene Wexler (6)	26,341	*
Klaus Eppler (7)	21,475	*
Kate Buggeln (8)	17,771	*
John Usdan (9)	12,133	*
Randy L. Pearce (10)	7,775	*
All Directors and Executive Officers	7,179,042	11.66%
as a group (consisting of 10 persons) (11)
* Represents less than 1% of class

Other Beneficial Owners:

Elise Jaffe (12)	4,987,832	8.27%

Richard Jaffe (13)	4,676,298	7.77%

PRIMECAP Management Company (13)	4,702,600	7.82%
225 Lake Avenue #400
Pasadena, CA 91101

Vanguard Horizon Funds	4,400,000	7.32%
Vanguard Capital Opportunity Fund (13)
100 Vanguard Blvd.
Malvern, PA 19355

See footnotes on the following page

(Footnotes relating to the “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT” table on the preceding page.)

(1)
Consists of 494,557 shares owned directly by Elliot S. Jaffe, 381,469 shares owned by his wife, Mrs. Roslyn S. Jaffe, and 120,000 shares covered by options exercisable by Elliot S. Jaffe within 60 days of October 19, 2007.

(2)
Consists of 4,787,098 shares owned directly by David R. Jaffe, 14,066 restricted shares subject to vesting restrictions and 1,020,000 shares covered by options exercisable within 60 days of October 19, 2007.

(3)	Consists of 56,309 shares owned directly by Burt Steinberg and 13,327 shares covered by options exercisable within 60 days of October 19, 2007.

(4)	Consists of 18,371 restricted shares subject to vesting restrictions owned by Vivian Behrens and 106,200 shares covered by options exercisable within 60 days of October 19, 2007.

(5)	Consists of 2,700 shares owned directly by Armand Correia, 7,450 restricted shares subject to vesting restrictions and 72,000 shares covered by options exercisable within 60 days of October 19, 2007.

(6)	Consists of 9,541 restricted shares subject to vesting restrictions owned by Gene Wexler and 16,800 shares covered by options exercisable within 60 days of October 19, 2007.

(7)	Consists of 1,482 shares owned directly by Klaus Eppler and 19,993 shares covered by options exercisable within 60 days of October 19, 2007.

(8)	Consists of 17,771 shares covered by options exercisable by Kate Buggeln within 60 days of October 19, 2007.

(9)	Consists of 2,000 shares owned directly by John Usdan and 10,133 shares covered by options exercisable within 60 days of October 19, 2007.

(10)	Consists of 7,775 shares covered by options exercisable Randy Pearce within 60 days of October 19, 2007.

(11)	Includes 1,403,999 shares covered by options exercisable by Directors and Executive Officers within 60 days of October 19, 2007

(12)
Consists of 4,790,398 shares owned directly by Elise Jaffe, 1,434 restricted shares subject to vesting restrictions and 196,000 shares covered by options exercisable within 60 days of October 19, 2007.

(13)	Based solely on information set forth in the latest Schedule 13G filed with the SEC on or about February 14, 2007.

(14)
Based on 60,145,721 shares outstanding on October 19, 2007. Shares subject to stock options which are currently exercisable or will become exercisable within 60 days after October 19, 2007, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

PROPOSAL

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified Board divided into three classes, each with a staggered three-year term of office and each class of directors as nearly equal in number as possible. At the Annual Meeting, two directors are to be elected for three-year terms. On the recommendation of the Nominating Committee, the Board has nominated Elliot S. Jaffe and Burt Steinberg, current directors whose terms of office expire at the Annual Meeting, for election for three-year terms expiring at the 2010 Annual Meeting of Shareholders.

Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the two nominees with the most votes for election for the three-year terms will be elected. We will count only votes cast for a nominee, except that a shareholder’s proxy will be voted FOR the two nominees described in this Proxy Statement unless the shareholder instructs the proxy holders to the contrary in his or her proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE FOR THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

Information about Director Nominees

Following is information regarding the nominees and the other continuing directors.

Nominees for Election as Director for Three-Year Terms Expiring in 2010

Name of Nominee and Age	Director Since
Elliot S. Jaffe, 81	1966
Burt Steinberg, 62	1983

ELLIOT S. JAFFE, Chairman of the Board and a Founder of our Company, was Chief Executive Officer from the founding of our Company in 1962 until 2002. Mr. Jaffe is the spouse of Roslyn S. Jaffe, a Founder and Director Emeritus of our Company, and they are the parents of David R. Jaffe, a director and CEO, Elise Jaffe, an officer and a more than 5% shareholder, and Richard Jaffe, a more than 5% shareholder.

BURT STEINBERG, Executive Director since 2001, was Chief Operating Officer of our Company from 1989 until 2001, first as President and then as Vice Chairman. Mr. Steinberg was in charge of our merchandising activities from 1982 until 2001. He is also a Director of Provident New York Bancorp.

Directors with Terms Expiring in 2008
Name of Director and Age	Director Since
David R. Jaffe, 48	2001
Klaus Eppler, 77	1993
Kate Buggeln, 46	2004

DAVID R. JAFFE has been President and Chief Executive Officer (“CEO”) since 2002. Previously he had been Vice Chairman and Chief Operating Officer since 2001. Mr. Jaffe joined our Company in 1992 as Vice President Business Development and became Senior Vice President in 1995, Executive Vice President in 1996 and Vice Chairman in 2001. He is the son of Elliot S. and Roslyn S. Jaffe. Elliot S. Jaffe is Chairman of the Board and an executive officer. Roslyn S. Jaffe is a Founder and Director Emeritus. David R. Jaffe is the brother of Elise Jaffe, an officer and a more than 5% shareholder, and Richard Jaffe, a more than 5% shareholder.

KLAUS EPPLER is a pensioned partner in the law firm of Proskauer Rose LLP. He was an equity partner of Proskauer Rose LLP from 1965 to 2001. Mr. Eppler is also a Director of Bed Bath & Beyond Inc.

KATE BUGGELN is on the Governing Board of the Business Council for Peace. Ms. Buggeln was Senior Vice President, Strategic Planning and Business Development for Coach, Inc. from 2001 to 2004.

Directors with Terms Expiring in 2009

Name of Director and Age	Director Since
John Usdan, 49	2002
Randy L. Pearce, 52	2005

JOHN USDAN has, since 1981, been President of Midwood Management Corporation, a company specializing in real estate ownership, development and management.

RANDY L. PEARCE has been the Senior Executive Vice President and Chief Financial and Administrative Officer of Regis Corporation, an owner, operator and franchisor of hair and retail product salons, since 1998, and has held various executive positions at Regis Corporation since 1985.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation and Stock Incentive Committee was an officer or employee of our Company during fiscal 2007. No executive officer of the Company served during fiscal 2007 as a director or member of a compensation committee of any entity one of whose executive officers served on the Board or the Compensation and Stock Incentive Committee of the Company.

Independence Determinations

Our Board of Directors has determined that a majority of the Board and all members of the standing committees are independent pursuant to applicable SEC and NASDAQ rules, and, in addition, in the case of the Compensation and Stock Incentive Committee, pursuant to applicable tax rules. Our independent directors include Kate Buggeln, Klaus Eppler, Randy L. Pearce and John Usdan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices with respect to our named executive officers (the “NEOs”). The NEOs are the President/CEO, the Chairman of the Board, the Chief Financial Officer, the Chief Marketing Officer and the General Counsel.

Role of Our Compensation and Stock Incentive Committee

Our Compensation and Stock Incentive Committee (the “Compensation Committee”) reviews and approves salaries and other compensation of the Chairman of the Board and all senior executives of the Company (including the NEOs), and its dressbarn and maurices divisions. Our Compensation Committee also administers the Company’s 2001 Stock Incentive Plan (the “Equity Incentive Plan”), and review goals and other matters relating to the Company’s other bonus and incentive plans for senior executives.

Role of Executive Officer in Compensation Decisions

David R. Jaffe, our President and CEO, annually reviews the performance of each NEO with the Compensation Committee and makes recommendations with respect to each key element of executive compensation for each NEO, excluding himself, as well as senior executives from both divisions. Based in part on these recommendations and other considerations discussed below, the Compensation Committee reviews and approves the annual compensation package of our NEOs.

Compensation Program Objectives and Philosophy

The overall objective of our executive compensation program is to attract highly skilled, performance-oriented executives and to motivate them to achieve outstanding results through appropriate incentives. We focus on the following core principles in structuring an effective compensation program that meets our stated objectives:

Total Compensation -- Our compensation philosophy focuses on each executive’s total compensation. Total compensation includes a base salary, an annual incentive bonus, long-term incentive compensation consisting of stock options and restricted stock and various employee benefits.

Performance of Company and our Stock Price— We endeavor to align executive compensation with the achievement of operational and financial results and increases in shareholder value. Our compensation program includes significant performance-based remuneration and is designed to ensure that our executives have a larger portion of their total compensation “at risk” based on Company performance than we believe is generally the case with specialty retailers. We believe this feature creates a meaningful incentive for outstanding performance and an effective retention tool. Two of the elements (the annual incentive bonus and performance-based restricted stock) are entirely “at risk” based on Company performance and will not be earned if the Company does not achieve threshold performance goals. Company performance below threshold levels results in no awards of compensation other than base salary and, if the NEO is eligible under our three-year option grant cycle, non-qualified stock options.

In addition, our program features substantial stock-related components, including time-vesting stock options and time-vesting restricted stock. The value of both the stock options and the restricted stock depends on our stock price. Because the stock options vest over a five-year period after the grant date, and restricted stock vests over either a five-year period (for special awards) or a three-year period (for performance-based restricted stock), the value of these components of compensation to our executives is dependent on the performance of our stock price over a period of many years. This aligns the interests of our executives with the long-term interests of our shareholders. Because of this long-term alignment of interests, we do not have for our executives either minimum stock ownership guidelines or stock sale guidelines.

Compensation Benchmarking; Role of Compensation Consultants

Prior to the beginning of fiscal 2007, the Compensation Committee engaged Mercer Human Resource Consulting (“Mercer”), as its independent compensation consultant, to assist the Compensation Committee in analyzing competitive compensation levels for our Chairman and President/CEO. We seek to target salary compensation for our NEOs (other than the Chairman) at approximately the 50th percentile of the applicable peer group. The Compensation Committee reviews and approves the recommended peer group changes as necessary. With respect to the salaries of our other NEOs, the Compensation Committee reviews the annual salary studies published by Mercer for its clients and by Mercer for the National Retail Federation. Mercer selected 19 companies for comparison to our President/CEO’s salary, bonus and LTIP restricted stock based on the following criteria:

--SIC codes similar to the Company (including women’s clothing, apparel and accessories, women’s, miss and juniors outerwear, and apparel and other finished products)

--revenues approximately one-half to two times the Company’s fiscal year 2005 revenue of $1 billion.

For fiscal 2007, Mercer chose a peer group of specialty retailers for comparison to our President/CEO’s compensation consisting of the following component companies:

Aeropostale Inc. (ARO); American Eagle Outfitters Inc. (AEO); Ann Taylor Stores Corp. (ANN); Bebe Stores Inc. (BEBE); Cato Corp. (CTR); Charlotte Russe Holding Inc. (CHIC); Charming Shoppes Inc. (CHRS); Chicos FAS Inc. (CHS); Childrens Place Retail Stores (PLCE); Deb Shops Inc. (DEBS); Gymboree Corp. (GYMB); Hot Topic Inc. (HOTT); Men’s Warehouse Inc. (MW); Stage Stores Inc. (SSI); Stein Mart Inc. (SMRT); Talbots Inc. (TLB); Too Inc. (now Tween Brands Inc.)(TWB); United Retail Group Inc. (URGI); and Urban Outfitters Inc. (URBN).

In order to benchmark the total compensation of our Chairman, Mercer looked at a group of non-executive chairmen of public companies who had formerly been chief executive officer of the company of which they were now chairman. Based on the information provided by Mercer, the Compensation Committee decided to target total compensation for our Chairman at or below the 50th percentile of the Chairman’s peer group.

Compensation Program Elements

Our philosophy serves to cultivate a pay-for-performance environment. Our executive compensation plan design has four key elements:

a. Base Salary
b. Annual Incentive Bonus
c. Non-Qualified Stock Options
d. Long-Term Incentive Plans (“LTIP’s”), which consist of performance-based restricted stock

We do not consider change-in-control payments to be a key element of executive compensation for our NEOs. The only NEO with any change-in-control arrangement is our President/CEO. For a description of that arrangement, see “Potential Payments Upon Termination or Change in Control—David R. Jaffe” on page 29. We also do not consider employee benefits or perquisites to be a key element of executive compensation for our NEOs. For a description of perquisites received by our NEOs in fiscal 2007, see the details of the amounts included in the “All Other Compensation” column of the Summary Compensation Table on page 22.
We allocate compensation between short-term and long-term components and between cash and equity in order to maximize executive performance and retention. While we endeavor to design compensation packages consistently for our executives, long-term compensation and equity awards comprise an increasingly larger proportion of total compensation as position level increases. The portion of total pay attributable to long-term equity compensation increases at successively higher levels of management.

Base Salary

Base salary represents the annual salary paid to each executive. For salaries for our NEOs (excluding the Chairman) we seek to target approximately the 50th percentile of our peer group. We review base salaries in the first quarter of each new fiscal year (i.e., the fiscal year which follows the completed fiscal year for which executive compensation is described in this Proxy Statement) and increases, where applicable, are typically effective as of October 1 of the new fiscal year.

Annual Incentive Bonus Plans

The Compensation Committee believes that a substantial percentage of each executive officer’s annual compensation should tie directly to the financial performance of the Company as well as to the executive’s own individual performance. The Company maintains two annual cash bonus plans: (i) the Management Incentive Plan, and (ii) the Executive 162(m) Bonus Plan.

Management Incentive Plan (“MIP”)

The Management Incentive Plan (“MIP”) covers all Home Office executives at the level of Manager or above. In fiscal 2007, approximately 140 executives participated in the MIP. All of the NEOs participated in the MIP for fiscal 2007 (other than the Chairman, who does not participate in any annual incentive programs, and the President/CEO, who participated in the Executive 162(m) Bonus Plan). For executives at the Director level and above, which includes, of the NEOs, Armand Correia, Vivian Behrens and Gene Wexler, the performance goals under the MIP have three components:

40% attributable to division (i.e., dressbarn or maurices) financial goals, as follows:

--20% on division EBITDA dollars (“EBITDA” represents Earnings before Interest, Taxes, Depreciation and Amortization)
--20% on division EBITDA as a percent of sales
For the three NEOs who participated in the MIP in fiscal 2007, their divisional financial goals were based on the dressbarn division.
20% Company financial goals, as follows:
           --10% on Company EBITDA dollars
           --10% on Company EBITDA as a percent of sales

      40% Personal Goals

The MIP award is calculated by adding the components corresponding to the achievement of each of the goals, up to the maximum bonus percentage for each participant in the bonus plan. Maximum bonus percentages increase with position level. For Mr. Correia, Ms. Behrens and Mr. Wexler, each of whom is a Senior Vice President, the maximum bonus award for fiscal 2007 was 60% of his or her base salary. Should a participant’s employment terminate for any reason prior to the payout date, they will not be eligible for an award, unless they terminate after December 31, 2007 and the bonus has not yet been paid.

Executive 162(m) Bonus Plan

For fiscal 2007, our President and CEO, David R. Jaffe, was the only participant in the Executive 162(m) Bonus Plan (the “162(m) Plan”). The 162(m) Plan is used instead of the MIP for those executives who may be affected by Internal Revenue Code Section 162(m) and are designated by the Compensation Committee to be subject to the 162(m) Plan. Code Section 162(m) generally disallows a Federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to the NEOs. The Company structures awards under the 162(m) Plan so that compensation under this plan qualifies as “performance-based compensation” eligible for continued deductibility. Performance-based compensation satisfying the requirements of Section 162(m) is excluded from the $1,000,000 deductibility cap.

The maximum performance award payable to any individual under the 162(m) Plan for any one-year performance period will not exceed 100% of his or her annual base salary for the year.

The President/CEO’s performance goals for fiscal 2007 were as follows:

10% on the Company’s EBITDA dollars
10% on the Company’s EBITDA as a percent of sales
20% on the EBITDA of the dressbarn division
20% on the EBITDA of the maurices division
40% personal goals, which were approved at the beginning of fiscal 2007 by the Compensation Committee

We structure both bonus plans to encourage the achievement of above-market annual performance targets and to recognize annual Company performance. The bonus plans help to focus the executive team on key annual objectives and business drivers, which we believe will support growth of Company EBITDA, improvement in overall operations, and increases in shareholder value. We establish an executive’s annual incentive bonus as a percentage of base salary, with increases in target percentages directly related to position level. This approach places a proportionately larger percentage of total annual pay at risk based on company performance for our executives relative to position level. The target award opportunity for our CEO is equal to 100% of base salary and the target award opportunities for our other NEOs (excluding the Chairman) is equal to 60% of base salary.

For fiscal 2007, the annual bonus component of NEO compensation (except for the Chairman, who is not eligible for a bonus) was driven by our outstanding financial results. As described below, the growth in our cash flow, defined as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and EBITDA as a percentage of sales, exceeded our annual bonus plan corporate financial targets. As a result of each NEO (excluding the Chairman) also achieving his or her personal performance goals for fiscal 2007, each NEO (excluding the Chairman) was awarded 100% of his or her target bonus under the applicable Company bonus plan. All bonus awards were based on pre-established goals and discretion was not exercised to change those awards.

Fiscal 2007 Performance Metrics

For fiscal 2007, for each participant in the MIP bonus program (which included Mr. Correia, Ms. Behrens and Mr. Wexler) and the sole participant in the 162(m) Plan (our President/CEO), the Compensation Committee established the following performance goals, which were substantially uncertain to be achieved when approved, and which were based on our Board-approved financial plan and the recommendation of our President/CEO. These financial goals represented a significant increase above the prior year’s financial achievements.

Performance Goals	Fiscal 2007 Results	Payout Percentage (1)

Company EBITDA dollars--$192.8 million	$198.1 million	103.4%
Company EBITDA as a percent of sales—13.71%.	13.9%	101.7%
dressbarn division EBITDA dollars-- $116.3 million.	$120.4 million	104.4%
dressbarn division EBITDA as a percent of sales—12.55%	12.9%	103.5%
maurices division EBITDA dollars--$76.5 million	$77.7 million	102.0%
maurices division EBITDA as a percent of sales—15.94%	15.85%	88.7%

(1) The Payout Percentage is not calculated by dividing the fiscal 2007 results by the performance goal amount or percentage. Rather, the MIP Plan has pre-established percentage payouts based on various levels of achievement of the performance goals, with interpolation in between.

For an NEO (other than the Chairman), in order to achieve a threshold bonus of 20% of the portion of the target bonus not attributable to personal goals, the Company needed to achieve 96% of both the EBITDA dollars and EBITDA as a percent of sales goals. To achieve 100% of the portion of the target bonus not attributable to personal goals, the Company needed to achieve 100% of both financial goals. To achieve the maximum award of 125% of the portion of the target bonus not attributable to personal goals, the Company needed to achieve 120% of both financial goals. If a division achieves between 90% and 95% of its financial goals, there is no bonus payout at all on Company or divisional goals; there can be a payout on personal goals only. If a division or the Company achieves less than 90% of its financial goals, there is no payout for any component of the bonus.

Each NEO (other than the Chairman), at the beginning of fiscal 2007, submitted, with the recommendation of the CEO, other than with respect to himself, and had approved by the Compensation Committee personal goals totaling 100 points. After the end of fiscal 2007, the bonus review committee (which consists of members of senior management) reviewed each participant’s achievement of his or her personal goals. The scoring was from the lowest rating of “1” to the highest rating of “5”. Therefore, the highest rating possible would be 500 points (i.e., a rating of 5 on all personal goals). If the Company achieves greater than 95% of its financial goals, then a participant needs at least 300 points to receive a threshold payment of 20% of the target bonus, at least 400 points to receive a target payment of 100% of the target bonus, and at least 475 points to receive the maximum payment of 150% of the target bonus.. However, in no case can the total bonus payments from achievement of the Company financial goals and the personal goals exceed 100% of the target award.

Non-Qualified Stock Options and Restricted Stock under the Company’s Equity Incentive Plan

The Dress Barn, Inc. 2001 Stock Incentive Plan (the “Equity Incentive Plan”), as amended and restated in 2005, provides that key employees and non-employee directors of the Company or an affiliate may be granted (i) options to acquire shares of the Company’s common stock, or (ii) shares of restricted stock (collectively, “Awards”). The purpose of the Company’s Equity Incentive Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by enabling the Company to offer eligible participants Awards, thereby linking shareholder and eligible participants’ interests. The Plan also creates a means to raise the level of stock ownership by our executives, in order to attract, retain and reward these individuals. Each Award is subject to a maximum grant to an eligible participant in any year of 200,000 option shares and 200,000 shares of restricted stock that are intended to be “performance based” compensation under Code Section 162(m), subject to customary adjustments, with any unused portion of the limitation available to be carried forward.

The Equity Incentive Plan is designed to meet the requirements of Section 162(m) of the Code in order to preserve the Company’s ability to take compensation expense deductions in connection with the exercise of options granted and the vesting of performance-based restricted stock.

Non-Qualified Stock Options

The Compensation Committee generally grants options to participants once every three years. We estimate that there are currently approximately 550 eligible participants. Each particpant’s “three-year option grant cycle” typically commences during either the year of hire, or the first year after the year of hire. Each participant will then be considered for a new option grant once every three years after the initial option grant. Options granted to executives vest 20% per year for five years following the grant date. The exercise price of a stock option is the average of the high and low Company stock prices on the date of grant by the Compensation Committee. Options usually have a term of ten years.

During fiscal 2007, none of the five NEOs received any grants of stock options as part of his or her regular three-year option grant cycle. Mr. Wexler received a special grant of 4,000 options during fiscal 2007.

The CEO may exercise discretion in his recommendations to the Compensation Committee for grants of stock options for all executives, including the NEOs, excluding himself and the Chairman. The CEO may recommend an increase or decrease to the triennial stock option grant guidelines for a given executive, based on individual performance.

Historically, the Compensation Committee has strived to grant options which were, on a three year average, approximately 2.5% of the outstanding shares of the Company’s common stock. During fiscal 2007, the Compensation Committee granted options for approximately 531,700 shares, which was approximately 0.8% of our average shares outstanding during fiscal year 2007 of 64,456,000. Over the past three fiscal years, the Compensation Committee has granted options for an aggregate of approximately 4,216,730 shares (adjusted for a two-for-one stock split on March 31, 2006), which averaged over the past three fiscal years approximately 2.2% of our average shares outstanding during fiscal 2007 of 64,456,000.

Stock Option Grant Timing Policy

The Compensation Committee has recently adopted a policy of making annual grants of stock options at a Compensation Committee meeting occurring during the first quarter of each fiscal year. The Compensation Committee believes that stock option grants reward our executives for their performance for the completed fiscal year while also encouraging them to continue to strive for excellence in their current and future performance.

The Compensation Committee may also make other equity grants from time to time during the course of the year, such as when a new employee is hired, a current employee is promoted or recognition of special achievement.

The Compensation Committee has a policy of not granting any stock options until at least one full business day after the Company has issued its quarterly and/or annual sales and earnings release, as well as the public release of any other pending material non-public information. In the first quarter of fiscal 2008, the Company issued its annual sales and earnings release after the close of NASDAQ trading on September 18, 2007. The Compensation Committee approved grants of stock options at its regularly scheduled meeting on September 20, 2007. Therefore, the stock price of the Company’s common stock had more than one full business day to react to the sales and earnings release before any options were granted. The date of grant is the date of the Compensation Committee Meeting.

Special Grants of Restricted Stock

We do not have a regular program of granting to our executives shares of non-performance based restricted stock. All grants of non-performance based restricted stock are “special awards” based on outstanding performance, a promotion or an increase in responsibilities. On November 29, 2006, as awards for special achievement during fiscal 2007, Ms. Behrens received an award of 10,000 shares of restricted stock and Mr. Correia received an award of 5,000 shares of restricted stock. These shares vest 20% per year at the end of each of the five years following the date of grant. Under particular circumstances, an executive might also receive a grant of restricted stock upon being hired by the Company.

Establishment of Long-Term Incentive Plans

During the first quarter of fiscal 2007, the Compensation Committee decided to create a long-term incentive plan (an “LTIP”), which would authorize the potential grant of performance-based restricted stock under our Equity Incentive Plan to our senior executives. LTIP performance goals would be established annually, and the performance period for each annual plan would consist of three consecutive fiscal years. The goal was to give each senior executive a substantial incentive to maximize our long-term financial performance. The 2009 Long-Term Incentive Plan (the “2009 LTIP”) uses a three-year performance period consisting of fiscal 2007, fiscal 2008 and fiscal 2009. During the third quarter of fiscal 2007, the Compensation Committee decided to create two one-year “bridge” LTIPs for fiscal 2007 (the “2007 LTIP”) and fiscal 2008 (the “2008 LTIP”). The 2007 LTIP (see below) and 2008 LTIP plans each use a one-year performance period, consisting of fiscal 2007 and fiscal 2008, respectively. During the first quarter of fiscal 2008, the Compensation Committee established the 2010 Long-Term Incentive Plan (the “2010 LTIP”). The 2010 LTIP uses a three-year performance period consisting of fiscal 2008, fiscal 2009 and fiscal 2010. With respect to the NEOs, the performance goals for the 2008 LTIP, 2009 LTIP and 2010 LTIP performance periods are intended to constitute “performance goals” under our Equity Incentive Plan and, accordingly, shares granted under these LTIPs to the NEOs are intended to constitute “performance-based compensation” under Section 162(m) of the Code.

We expect that during the first quarter of each fiscal year, commencing in the first quarter of fiscal 2009, the Compensation Committee will establish a new Long-Term Incentive Plan similar to the 2009 LTIP and the 2010 LTIP. Each such plan will include potential grants of restricted stock based on our financial performance over three full fiscal years. Any shares granted under future long-term incentive plans will be intended to constitute “performance based compensation” under Section 162(m) of the Code.

Each LTIP to date includes the potential grant of performance-based restricted stock under our Equity Incentive Plan to approximately 27 Company executives, including all of the NEOs, other than the Chairman. Each participant in each LTIP was or will be assigned a “target” number of shares. The actual number of shares of restricted stock to be awarded at the end of the applicable performance period will depend on the Company’s achievement of three Company financial goals during the applicable performance period. The target shares for each LTIP are allocated one-third to each of the following three performance metrics: market capitalization growth, operating income growth, and return on invested capital. The Compensation Committee has the right to change the performance metrics used in future LTIP plans so long as the performance metrics are already included in the Equity Incentive Plan, which was approved by our shareholders at the 2005 Annual Meeting. The percentage of shares awarded with respect to each of the performance metrics have depended or will depend on the compounded annual increase over the applicable performance period for each such performance metric. The Company’s performance over the applicable performance periods required to achieve awards to participants in all of the LTIP plans were or are significantly higher than the annual performance goals set under the MIP described above.

Any target shares awarded after the applicable performance period will then become subject to a three-year vesting period, with the awarded shares of restricted stock vesting one-third per year at the end of each of the next three years. The date of grant of shares of any earned restricted stock following the end of a performance period is called the “Grant Date”.

Holders of outstanding restricted stock have the right to vote prior to vesting. Any shares awarded on the Grant Date will be subject to accelerated vesting upon the participant’s termination due to death or disability, upon a change of control, or upon achievement of the “Total Years Test”. The “Total Years Test” means 75 years, based on the sum of (i) the total number of full years of the participant’s continuous employment or consultancy with the Company, plus the participant’s age, which needs to be at least age 60. “Change of Control” is defined in the Equity Incentive Plan as: (a) a transfer of 30% or more of the Company’s voting securities; (b) a change in a majority of the members of the Company’s board of directors over any two-year period unless the new directors’ election to the board was approved by at least two-thirds of the existing directors; (c) a merger of the Company, unless the voting securities of the Company outstanding immediately prior to the merger continue to represent more than 50% of the voting securities of the Company or surviving entity outstanding immediately after such merger; (d) approval by the Company’s shareholders of a plan of liquidation or the sale of all or substantially all of the Company’s assets; (e) the Company’s board of directors no longer has any member of the Jaffe Family as a member; or (f) the Jaffe Family owns less than 5% of the voting securities of the Company. “Jaffe Family” means Elliot S. Jaffe, Roslyn S. Jaffe, David R. Jaffe, or any of their direct lineal descendants.

2007 Long-Term Incentive Plan

During the third quarter of fiscal 2007, the Compensation Committee established the 2007 Long-Term Incentive Plan (the “2007 LTIP”). On September 20, 2007, our Compensation Committee determined that the Company had achieved an 82.9% payout of the 2007 LTIP performance goals (0% payout of the market capitalization growth goal, 99.5% payout of the operating income growth goal, and 149.1% of the return on invested capital goal). The aggregate payout percentage was calculated as the average of the three performance goal payout percentages. As a result, David R. Jaffe, Mr. Correia, Ms. Behrens and Mr. Wexler were awarded 10,866, 2,450, 2,371 and 1,541 shares, respectively, of the Company’s restricted stock. These shares are now subject to a three-year vesting period, with the awarded shares of restricted stock vesting one-third per year at the end of each of the next three years.

All of Mr. Correia’s shares awarded under the 2007 LTIP are fully vested because he has achieved the Total Years Test; he has been employed by the Company for 16 years and he is over the age of 60, so his total is over 75 years.

Because the three performance metrics were not approved by the Compensation Committee during the first 90 days of fiscal 2007, the shares granted under the 2007 LTIP do not constitute “performance based compensation” under Section 162(m) of the Code.

No Delegation of Authority

The Compensation Committee does not delegate any authority for awards to NEOs or any other officers.

Executive Perquisites

Executive perquisites are not a significant component of our executive compensation program. We limit the use of perquisites among our eligible executives. The cost of perquisites for our NEOs is included in the “All Other Compensation” column of the Summary Compensation Table. The Company also offers broad health and welfare programs, which are available to our full-time employees generally.

Deferred Compensation

We maintain a non-qualified deferred compensation plan for approximately 60 of our executives, including all of our NEOs. See “Nonqualified Deferred Compensation in Fiscal 2007” on page 27.

Severance and Change in Control Payments

All of our NEOs are entitled to receive severance payments and/or other benefits in the event of a change in control of the Company and/or upon the termination of the executive’s employment with the Company under specified circumstances. These arrangements provide essential protections to both the executive and the Company. Agreements providing for severance and change of control payments assist the Company in attracting and retaining qualified executives that could have other job alternatives. None of these arrangements provides any golden parachute tax “gross-up” payments under Code Section 280G.

Under David Jaffe's employment agreement, in the event of a change-in-control, he is entitled to elect to terminate employment and to receive a severance payment of two times base salary. He is the only executive officer with any enhanced severance pay entitlement attributable to a change-in-control. This arrangement has existed for more than five years. The Compensation Committee believes that it is appropriate in light of his long relationship and service to the Company and due to the fact that if a change-in-control were to occur, his responsibilities and services would likely be very different from those that currently exist. This severance arrangement does not include any lump sum bonus payment or bonus multiple, which the Committee believes is unlike many other companies in the retail industry.

For a description and quantification of these severance and change in control benefits, see the section entitled “Potential Payments upon Termination or Change in Control” on page 28.

Impact of Accounting and Tax Matters

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the Compensation Committee examines the accounting cost associated with equity compensation in light of FAS 123R.

With respect to tax matters, the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code, which generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s NEOs only if the compensation qualifies as being performance-based under Section 162(m). We endeavor to structure our compensation to qualify as performance-based under Section 162(m) where it is reasonable to do so while meeting our compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards may be non-deductible as a result of Section 162(m).

Additionally, Section 409A of the Internal Revenue Code governs the timing of deferrals and form of payment under our nonqualified deferred compensation arrangements. We believe that we have been operating our nonqualified deferred compensation plan in good faith compliance with Section 409A.

Consideration of Prior Amounts Paid or Realized

Actual pay earned by our executive officers in prior years from annual incentive opportunities and long-term equity compensation is not specifically taken into account by the Compensation Committee in making a current year’s compensation decisions for (i) salary increases, (ii) target annual incentive compensation opportunity, (iii) target long-term equity incentive opportunity, or (iv) equity compensation. The Compensation Committee also does not specifically adjust a current year’s target incentive compensation in order to reflect the prior year’s actual earned cash or equity incentive compensation.

COMPENSATION AND STOCK INCENTIVE COMMITTEE REPORT

The Compensation and Stock Incentive Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

John Usdan, Chairman
Kate Buggeln
Randy L. Pearce

SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal 2007 of those persons who were at July 28, 2007 our NEOs, including: (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers, including our Founder and Chairman of the Board.

							Change in
							Pension
							Value and
						Non-	Non-qualified
						Equity	Deferred
						Incentive	Compen-
				Stock	Option	Plan	sation	All Other
Name and Principal				Awards	Awards	Compensa-	Earnings	Compensa-
Position	Year	Salary ($)	Bonus ($)	($) (1) (3)	($) (1) (3)	tion ($) (2)	($) (4)	tion ($) (5)	Total ($)

David R. Jaffe	2007	$825,000	—	$149,703	$642,633	$825,000	—	$174,384	$2,616,720
President and
Chief Executive Officer

Elliot S. Jaffe	2007	350,000	—	5,988	474,928	—	—	167,164	998,079
Founder and
Chairman of the Board

Armand Correia	2007	310,000	—	63,446	189,971	186,000	—	66,276	815,693
Senior Vice President and
Chief Financial Officer

Vivian Behrens	2007	300,000	—	86,113	178,349	180,000	—	101,868	846,331
Senior Vice President,
Chief Marketing Officer

Gene Wexler, Esq.	2007	260,000	—	52,477	85,464	156,000	—	23,470	577,411
Senior Vice President,
General Counsel and
Assistant Secretary

(1)
The amounts shown represent the compensation expense we recognized in fiscal 2007 related to stock and option awards in accordance with FAS 123R, and therefore include amounts from awards granted in and prior to fiscal 2007. For a discussion of the valuation assumptions used, see Note 1 to our fiscal 2007 audited financial statements included in our Annual Report on Form 10-K.

(2)
Bonuses awarded under our Executive 162(m) Bonus Plan for David R. Jaffe, and under our Management Incentive Plan for Mr. Correia, Ms. Behrens and Mr. Wexler, based on performance during fiscal 2007, but actually paid during fiscal 2008, as discussed under “Annual Incentive Bonus Plans” in the Compensation Discussion and Analysis. Elliot S. Jaffe is no longer eligible for annual bonuses.

(3)
Information regarding the shares of restricted stock and stock options granted to our NEOs during fiscal 2007 is set forth in the Grants of Plan-Based Awards in Fiscal 2007 Table on page 22. The Grants of Plan-Based Awards in Fiscal 2007 Table also sets forth the aggregate grant date fair value of the restricted stock and stock options granted during fiscal 2007 computed in accordance with FAS 123R.

(4)	We have no actuarial pension plans. All earnings in our nonqualified Executive Retirement Plan are at market values and are therefore omitted from the table.

(5)	A detailed breakdown of “All Other Compensation” is provided in the table on the following page.

Details of amounts included in “All Other Compensation” column of Summary Compensation Table

The table below provides the details of amounts included in the “All Other Compensation” column of the Summary Compensation Table for each NEO.

	Contributions
	to Executive	Payments
	Officer’s	made	Payments
	Defined	for	made	Commuting/
	Contribution	Supplemental	for Term	Automobile	Tax and
	Plan	Retirement	Life	Related	Accounting
Name	Accounts	Benefits (1)	Insurance	Payments	Services	Total

David R. Jaffe	$32,366	—	$79,892	$53,327	$8,800	$174,384
Elliot S. Jaffe	17,164	150,000	—	—	—	167,164
Armand Correia	15,032	—	34,940	16,304	—	66,276
Vivian Behrens	10,985	—	26,650	64,233	—	101,868
Gene Wexler	7,750	—	—	15,720	—	23,470

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

The following table provides information regarding the grants of plan-based awards made to the NEOs during fiscal 2007.

									All	All Other
									Other	Option
	Grant								Stock	Awards:
	Date								Awards:	Number		Grant
	or								Number	of	Exercise	Date
	Perfor-		Estimated Future Payouts			Estimated Future Payouts			of	Securities	or Base	Fair
	mance		Under Non-Equity Incentive			Under Equity Incentive			Shares	Under-	Price of	Value of
Name	Period	Plan	Plan Awards (1)			Plan Awards (2)			of Stock	lying	Option	Equity
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
			($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	($) (5)

David R. Jaffe		162(m)	$165,000	$825,000	$825,000
	FY07	07LTIP				6,554	13,108	19,662
	FY08	08LTIP				6,554	13,108	19,662
	FY07-09	09LTIP				19,662	39,324	58,986
Elliot S. Jaffe (6)
Armand Correia		MIP	37,200	186,000	186,000
	FY07	07LTIP				1,478	2,955	4,433
	FY08	08LTIP				1,478	2,955	4,433
	FY07-09	09LTIP				4,433	8,866	13,299
	11/29/06	RS							5,000			$122,300

Vivian Behrens		MIP	36,000	180,000	180,000
	FY07	07LTIP				1,430	2,860	4,290
	FY08	08LTIP				1,430	2,860	4,290
	FY07-09	09LTIP				4,290	8,580	12,870
	11/29/06	RS							10,000			244,600

Gene Wexler		MIP	31,200	156,000	156,000
	FY07	07LTIP				930	1,859	2,789
	FY08	08LTIP				930	1,859	2,789
	FY07-09	09LTIP				2,789	5,578	8,367
	11/29/06	NQSO								4,000	23.30	40,160

See footnotes on the following page

(Footnotes relating to the “GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007”table on the preceding page).

(1)
Amounts represent the potential range of cash incentive compensation amounts the NEO was potentially entitled to receive based on the achievement of his or her performance goals during fiscal 2007 under the 162(m) Plan, for David R. Jaffe, and under the MIP, for Mr. Correia, Ms. Behrens and Mr. Wexler. Threshold represents the minimum payment under the plan which is 20% of the NEO’s maximum potential payment. Target represents the payment if 100% of the goals are achieved and Maximum represents the maximum payment possible under the plan (which is the same as the Target as the payments are capped at the Target amount).

Additional information regarding the 162(m) Plan and MIP and a description of each NEO’s performance goals for fiscal 2007 including EBITDA metrics as well as other goals, is included above in the Compensation Discussion and Analysis under “Annual Incentive Bonus Plans”. Amounts paid relating to fiscal 2007 performance are shown above in the Summary Compensation table under “Non-Equity Incentive Plan Compensation”.

(2)
Amounts represent the range of shares of restricted stock that each eligible NEO was potentially entitled to receive based on the achievement of his or her performance goals during the one-year fiscal 2007 cycle under the 2007 LTIP as well as the range of shares of restricted stock that each eligible NEO may potentially receive based on the achievement of his or her performance goals during the one-year fiscal 2008 cycle under the 2008 LTIP and the three-year fiscal 2007, 2008 and 2009 cycle under the 2009 LTIP. For each LTIP cycle, the Threshold amount represents the minimum number of shares that could be awarded, the Target amount represents the number of shares that could be awarded if 100% of the goals are achieved, and the Maximum amount represents the value of the maximum number of shares that could be awarded.

The individual plans referred to in the “Plan” column in the table relate to the appropriate sections in the Compensation Discussion and Analysis above as follows: 07LTIP refers to the “2007 Long-Term Incentive Plan”, 08LTIP refers to the “2008 Long-Term Incentive Plan” and 09LTIP refers to the “2009 Long-Term Incentive Plan”. Potential payments under the “2010 Long-Term Incentive Plan” are not reflected in this table as the grants were approved by the Compensation Committee after the end of fiscal 2007.

Shares of restricted stock awarded under a LTIP cycle generally vest in equal one-third increments over the course of the three years following the Compensation Committee’s determination of the award earned under the LTIP cycle, which is also the grant date. However, as described above in the Compensation Discussion and Analysis under “2009 Long-Term Incentive Plan” this vesting schedule may be accelerated upon the NEO’s termination due to death or disability, upon a change of control, or upon achievement of the “Total Years Test”. Prior to vesting, holders of restricted stock have the right to vote the shares.

(3)
Represents special grants of restricted stock awarded during fiscal 2007 to Mr. Correia and Ms. Behrens. These shares vest 20% per year at the end of each of the five years following the grant date. Prior to vesting, holders of restricted stock have the right to vote the shares.

(4)
Represents a special grant of non-qualified stock options awarded during fiscal 2007 to Mr. Wexler at an exercise price of $23.30 per share, which was the average of the high and the low price of our shares on the grant date. The options vest 20% per year at end of each of the five years subsequent to the grant date.

(5)
 Amounts shown represent the full grant date fair value of the awards computed in accordance with FAS 123R. The amounts shown for the 2008 LTIP and 2009 LTIP represent the FAS 123R value of the maximum award that could be granted under the particular LTIP cycle and are not necessarily indicative of the amounts that may be realized by our NEOs. For a discussion of the valuation assumptions used, see Note 1 to our fiscal 2007 audited financial statements included in our Annual Report on Form 10-K.

(6)	Elliot S. Jaffe did not receive any Plan-Based Award in fiscal 2007.

Equity incentives granted to our executives have historically been limited to stock options and restricted stock grants. Our executives do not participate in any other long- or short-term equity incentive plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

The following table provides information relating to outstanding equity awards held by the NEOs at July 28, 2007.

		Option Awards				Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number	Payout
								Of	Value of
						Number	Market	Unearned	Unearned
						of	Value of	Shares,	Shares,
		Number	Number			Shares	Shares or	Units	Units
		of	of			or Units	Units of	Or Other	Or Other
		Securities	Securities			of Stock	Stock	Rights	Rights
		Underlying	Underlying			That	That	That	That
		Unexercised	Unexercised			Have	Have	Have	Have
		Options	Options	Option	Option	Not	Not	Not	Not
		(#)	(#)	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Plan	Exercisable	Unexercisable	Price	Date	(#)	($) (1)	(#)	($) (2)

David R. Jaffe	NQ (3)	300,000	0	$3.52	8/11/2009	—	—	—	—
	NQ (4)	300,000	0	$7.56	6/4/2012	—	—	—	—
	NQ (5)	240,000	60,000	$6.76	12/9/2012	—	—	—	—
	NQ (6)	60,000	240,000	$11.84	10/12/2015	—	—	—	—
	RS (8)	—	—	—	—	3,200	$58,752	—	—
	07LTIP (10)	—	—	—	—	10,866	199,500	—	—
	08LTIP (11)	—	—	—	—	—	—	6,554	120,331
	09LTIP (12)	—	—	—	—	—	—	19,662	360,994

Elliot S. Jaffe	NQ (5)	0	60,000	$6.76	12/9/2012	—	—	—	—
	NQ (6)	0	240,000	$11.84	10/12/2015	—	—	—	—

Armand Correia	NQ (5)	0	24,000	$6.76	12/9/2012	—	—	—	—
	NQ (6)	24,000	96,000	$11.84	10/12/2015	—	—	—	—
	RS (9)	—	—	—	—	5,000	91,800	—	—
	07LTIP (10)	—	—	—	—	2,450	44,982	—	—
	08LTIP (11)	—	—	—	—	—	—	1,478	27,130
	09LTIP (12)	—	—	—	—	—	—	4,433	81,390

Vivian Behrens	NQ (5)	53,200	20,000	$6.76	12/9/2012	—	—	—	—
	NQ (6)	9,000	96,000	$11.84	10/12/2015	—	—	—	—
	RS (9)	—	—	—	—	10,000	183,600	—	—
	07LTIP (10)	—	—	—	—	2,371	43,532	—	—
	08LTIP (11)	—	—	—	—	—	—	1,430	26,255
	09LTIP (12)	—	—	—	—	—	—	4,290	78,764

Gene Wexler	NQ (6)	0	64,000	$11.84	10/12/2015	—	—	—	—
	NQ (7)	0	4,000	$23.30	11/29/2016	—	—	—	—
	RS (8)	—	—	—	—	8,000	146,880	—	—
	07LTIP (10)	—	—	—	—	1,541	28,293	—	—
	08LTIP (11)	—	—	—	—	—	—	930	17,069
	09LTIP (12)	—	—	—	—	—	—	2,789	51,206

See footnotes on the following page

(Footnotes relating to the “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007” table on the preceding page.

(1)	The amounts in this column equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($18.36) on July 27, 2007.

(2)
The amounts in this column equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($18.36) on July 27, 2007. The amounts assume the threshold amounts of each Long-Term Incentive Plan will be earned and the percentage of shares of restricted stock will vest based upon the achievement of each of the Plan’s minimum goals. The amounts indicated are not necessarily indicative of the amounts that may be realized by our NEOs.

(3)	This award is fully vested.

(4)	This award is fully vested.

(5)	The unexercisable options relating to this award vest December 9, 2007.

(6)	The unexercisable options relating to this award vest equally over the next four years on each October 12th.

(7)	The unexercisable options relating to this award vest equally over the next five years on each November 29th.

(8)	The unvested shares of restricted stock vest equally over the next four years on each October 12th.

(9)	The unvested shares of restricted stock vest equally over the next five years on each November 29th.

(10)
This award was the payout from the 2007 Long-Term Incentive Plan and vests in three equal installments on July 28, 2008, July 28, 2009 and July 28, 2010. In the case of Mr. Correia these shares are immediately vested upon issuance as he has met the criteria for immediate vesting.

(11)
This award relates to the 2008 Long-Term Incentive Plan and vests in three equal installments on July 26, 2009, July 26, 2010 and July 26, 2011, provided we meet the minimum performance target necessary to achieve the minimum (threshold) payouts as defined in the Plan.

(12)
This award relates to the 2009 Long-Term Incentive Plan and vests in three equal installments on July 23, 2010, July 23, 2011 and July 23, 2012, provided we meet the minimum performance target necessary to achieve the minimum (threshold) payouts as defined in the Plan.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

The following table shows information about stock options exercised by our NEOs and stock awards held by our NEOs that vested during fiscal 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)

David R. Jaffe	—	—	5,800	$137,294
Elliot S. Jaffe	180,000	$2,786,454	2,500	59,675
Armand Correia	24,000	390,665	2,500	59,675
Vivian Behrens	15,000	193,016	4,000	97,320
Gene Wexler	16,000	161,920	2,000	44,860

(1)
The value realized upon the exercise of the stock options reflect the number of options multiplied by the difference between the closing stock price of our common stock on the date of the exercise and exercise price of the options.

(2)	The value realized upon vesting of the stock awards is based on the closing stock price of our common stock on the date the awards vested.

PENSION BENEFITS

Other than the supplemental retirement benefit agreements for Elliot S. Jaffe and Mrs. Roslyn Jaffe (see “Retirement Agreements” on page 27), we do not maintain any pension benefit plans for our officers or directors.

EMPLOYMENT AGREEMENTS AND EMPLOYMENT LETTERS

We have entered into “employment agreements” with Elliot S. Jaffe and David R. Jaffe. We have entered into “employment letters” with Armand Correia, Vivian Behrens and Gene Wexler. An “employment agreement” provides an executive with a time period (or “term”) during which he or she will be employed by the Company. An “employment letter” does not have a term of employment. Rather, the letter sets forth the minimum compensation and benefits that the executive will receive during his or her employment. An executive with an employment letter is an “employee at will”, i.e., the Company may terminate such executive at any time without cause, subject to any applicable severance provisions.

The Compensation Committee believes that these employment agreements and employment letters are important to our executives and to the Company. Each executive benefits from clarity of the terms of his or her employment. The Company enhances its ability to retain the services of its executives. The Compensation Committee periodically reviews the terms of the employment agreements and employment letters and amends them as necessary to remain competitive and to carry out its objectives. Details of the terms of the specific employment agreements and employment letters are discussed below

David R. Jaffe

David R. Jaffe is employed by the Company pursuant to an employment agreement, dated May 2, 2002, which currently expires in August 2008, and which contains successive automatic one-year renewal provisions. The agreement provides for an annual salary of $650,000 per year or such higher salary as the Compensation Committee may from time to time set. The agreement entitles Mr. Jaffe to participate in all of the Company’s retirement, insurance, bonus, incentive and other benefit plans, including the Company’s 162(m) Plan and its stock option plans. It also provides for certain perquisites, including the use of a car service ($53,327 in fiscal 2007), and tax preparation services ($8,800 in fiscal 2007). Mr. Jaffe may terminate his employment under his agreement following a Change in Control (as defined below under “Potential Payments Upon Termination or Change in Control—David R. Jaffe”). In such event, he would be entitled to a payment in a lump sum of an amount equal to two years’ salary. Mr. Jaffe may also terminate his employment under his agreement for “Good Reason” after providing at least 60 days prior written notice of termination. “Good Reason” shall mean the occurrence, without Mr. Jaffe’s consent, of any of the following: a material demotion in his position, job duties or responsibilities, our failure to pay him his compensation or benefits, the relocation of Mr. Jaffe’s principal place of work at least 35 miles from its current location, or any material breach of any of our obligations under his agreement. If Mr. Jaffe terminates his employment for Good Reason, he would be entitled to continued payment of his salary for one year. The agreement further provides for payments of an amount equal to one year’s salary following termination of employment by reason of death or disability. It contains non-competition restrictions effective during the employment term and for one year thereafter.

Elliot S. Jaffe

Elliot S. Jaffe, in accordance with the terms of an employment agreement, dated May 2, 2002, gave notice of his election to terminate his term as Executive Chairman of the Board effective on July 30, 2006. In an amendment dated July 10, 2006, the terms of the 2002 agreement were amended to provide that Mr. Jaffe will continue to be employed by the Company initially (effective July 30, 2006) as Chairman of the Board at a reduced salary of $350,000 per year (subject to cost of living increases). The 2006 amendment eliminated a number of Mr. Jaffe’s personal benefits, including his eligibility for a bonus and any change-of-control payment. The 2006 amendment provides for a supplemental retirement benefit of $150,000 per year (subject to cost of living increases) and health insurance coverage for life similar to the Company’s current health plan. Mr. Jaffe is obligated to provide 24 days per fiscal year of advisory and consultative services and remains subject to non-competition restrictions. Mr. Jaffe, while he continues to serve as Chairman of the Board, shall be entitled to an office and secretarial assistance. All other terms, conditions and covenants of the 2002 agreement shall remain in full force and effect, including a lump sum payment equal to one-year’s salary based on the salary rate last in effect prior to his termination of employment by reason of death.

Employment Letters

We have entered into employment letters with each of Mr. Correia, Ms. Behrens and Mr. Wexler. A description of such letters follows:

Armand Correia

Mr. Correia’s employment letter was entered into in 1991. His employment can be terminated at any time by either us or him. He is entitled to a base salary of at least $150,000 per year, as well as standard executive benefits, including participation in our bonus, option, life insurance, medical and dental, and short-term and long-term disability plans. He is also entitled to the use of a Company car while employed by us.

Vivian Behrens

Ms. Behrens’ employment letter was entered into in 2002. As discussed on page 28 under “Potential Payments upon Termination or Change in Control”, should her employment be terminated by the Company for reasons other than death, disability or “just cause” involving misconduct, the Company will provide her with six months continuance of her base salary. She is entitled to a base salary of at least $240,000 per year, as well as standard executive benefits, including participation in our bonus, option, life insurance, medical and dental, and short-term and long-term disability plans. The Company provides her with a car and pays for all gas, maintenance, repairs, insurance, taxes and registration expenses. Due to her lengthy commute, the Company also pays for the cost of her driver, up to $31,200 per year.

Gene Wexler

Mr. Wexler’s employment letter was entered into in 2005. As discussed on page 28 under “Potential Payments upon Termination or Change in Control”, should his employment be terminated by the company for reasons other than death, disability or “just cause” involving misconduct, the company will provide him with six months continuance of his base salary. He is entitled to a base salary of at least $250,000 per year, as well as standard executive benefits, including participation in our bonus, option, life insurance, medical and dental, and short-term and long-term disability plans. He also receives a car allowance of $15,720 per year.

Retirement Agreements

Elliot S. Jaffe

Commencing July 30, 2006, Elliot S. Jaffe became eligible to receive a supplemental retirement benefit of $150,000 per year for life, subject to an annual cost-of-living increase.

Mrs. Roslyn S. Jaffe

We also entered into a retirement agreement with Mrs. Jaffe. The agreement provides Mrs. Jaffe, in view of her role as co-founder of the Company and her 44 years of service to the Company, with a supplemental retirement benefit, commencing July 30, 2006, of $50,000 per year for life, subject to an annual cost-of-living increase.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2007

After satisfying a waiting period, over 60 of our executives, including our NEOs, are eligible for participation in our Executive Retirement Plan, which is an unfunded, unsecured nonqualified defined contribution plan. The Executive Retirement Plan allows our executives to defer a maximum of 95% of their base salary and any bonuses paid or performance-based compensation awarded. Elections to participate in the Executive Retirement Plan are made by our executives on an annual basis, prior to the beginning of the year in which the compensation is earned. Executives who elect to participate in the Executive Retirement Plan are not eligible to participate in our 401(k) plan.

We make Company contributions to the Executive Retirement Plan in an amount determined by us for each plan year. For fiscal 2007, Senior Vice Presidents and above, which included all of the NEOs, received a Company matching contribution of 100% on the first 5% of base salary and bonus. Employees are immediately vested in deferrals of their own compensation. Company matching contributions vest 25% after 2 years, 3 years, 4 years and 5 years of service with the Company.

The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, plus earnings (or minus losses). We do not deposit any amounts into any trust or other account for the benefit of plan participants. In accordance with tax requirements, the assets of the Executive Retirement Plan are subject to claims of our creditors. Account balances are deemed invested in accordance with investment elections designated by the executive. Investment option transfers may be made daily. There are 19 investment options available to plan participants, including fixed income funds, domestic and international equity funds, blended funds and pre-allocated lifestyle fund investments. Interest and gains or losses on each deemed investment are credited or debited to each participant’s account on a monthly basis based on the actual performance of the funds in which the participant is deemed invested.

Deferred account balances are distributed to the plan participants in accordance with elections made by the executive at the time the deferral is made. A participant may elect to receive distributions, either in a lump sum or in installments, upon his or her termination of employment with the Company, disability, death, an unforeseeable emergency or a change of control, each of the last two events as defined in Section 409A of the Code. A participant may also elect to receive distributions while still employed by the Company if he or she elects to have in-service or education distributions, made at a date specified by the participant.

The following table shows the executive contributions, earnings and account balances for the NEOs.

					Aggregate
					Balance
			Aggregate		at Last
	Executive	Registrant	Earnings	Aggregate	Fiscal
	Contributions	Contributions	in Last	Withdrawals/	Year
	in Last FY	in Last FY	FY	Distributions	End
Name	($) (1)	($) (2)	($) (3)	($)	($)

David R. Jaffe	$814,423	$32,366	$361,391	—	$3,889,884
Elliot S. Jaffe	625,500	17,164	53,499	—	3,175,379
Armand Correia	356,550	15,032	125,739	—	3,230,970
Vivian Behrens	15,887	10,985	11,736	—	83,465
Gene Wexler	7,750	7,750	1,250	—	13,227

(1)	All executive contributions represent amounts deferred by each NEO under the Executive Retirement Plan and are included as compensation in the Summary Compensation Table.

(2)	All registrant contributions are reported under “All Other Compensation” in the Summary Compensation Table.

(3)
These amounts are not reported in the Summary Compensation Table as the earnings included in this column are based on the investment options selected by the NEO, none of which provide interest above the market rate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Upon termination of their employment or a change in control of the Company, our NEOs will be entitled to various payments and other benefits pursuant to their respective employment agreements or employment letters. These payments and benefits are described below.

In addition to these payments, participants in our Executive Retirement Plan, including the NEOs, may elect to receive distributions, either in a lump sum or in installments, upon his or her termination of employment with the Company, disability, death, or following a change of control (subject to Section 409A of the Code). Each NEO’s account balance under the Executive Retirement Plan as of the end of fiscal 2007 is set forth under the “Aggregate Balance at Last Fiscal Year End” column of the Nonqualified Deferred Compensation Table above.

David R. Jaffe

David Jaffe’s base salary was increased by the Compensation Committee effective October 1, 2007 to $850,000. David R. Jaffe’s employment agreement provides for successive one-year terms of employment, each starting on July 30 of one year and ending on July 30 of the following year, unless either party gives not less than one year written notice of non-renewal to the other party. If we terminated Mr. Jaffe’s employment without cause, Mr. Jaffe would receive $850,000 of salary continuation. Mr. Jaffe will not receive any post-termination payments if his employment terminates due to “cause”. “Cause” is defined to include conviction of a crime, intentional and willful failure to satisfactorily perform employment duties reasonably requested by our board of directors, fraud or embezzlement, gross misconduct or gross negligence, Mr. Jaffe’s intentional and willful act or omission which is materially detrimental to our business or reputation, or Mr. Jaffe’s willful breach of the covenants set forth in his employment agreement (which include covenants not to compete, not to solicit our employees and non-disparagement of the Company). Upon a “change of control”, as defined in his employment agreement, Mr. Jaffe, at his option, may terminate his employment and receive in a single lump sum an amount equal to two years’ salary ($1,700,000). “Change of Control” is defined in David Jaffe’s employment agreement as: (a) the transfer of 30% or more of the outstanding common stock of the Company; (b) a change of a majority of the board of directors on May 2, 2002 (the “Incumbent Directors”), unless the election of a new director was supported by two-thirds of the Incumbent Directors. Incumbent Directors includes any new director whose election was supported by two-thirds of the Incumbent Directors; (c) the Company adopts a plan of liquidation; or (d) the Company disposes of all or substantially all of the assets or business of the Company pursuant to a merger or other transaction. Mr. Jaffe’s employment agreement further provides for payments of an amount equal to one year’s salary ($850,000) and continuation for one year of health and medical insurance following his termination of employment by reason of death or disability. Mr. Jaffe may also terminate his employment for Good Reason, in which event he would be entitled to payment of his salary for one year. For the definition of Good Reason, see “Employment Agreements and Employment Letters—David R. Jaffe” on page 26. The Agreement contains non-competition restrictions effective during the employment term and for one year thereafter.

Elliot S. Jaffe

Under Elliot S. Jaffe’s employment agreement, as amended on July 10, 2006, he is no longer eligible for any payment upon a change of control of the Company. The 2006 amendment provides for a supplemental retirement benefit of $150,000 per year (subject to cost of living increases) and health insurance coverage similar to the Company’s current health plan for life. Mr. Jaffe is subject to non-competition restrictions. Mr. Jaffe is entitled to a lump sum payment equal to one-year’s salary upon his termination of employment by reason of death.

Armand Correia

Pursuant to Mr. Correia’s employment letter with the Company, he is not entitled to any salary continuation for any reason upon termination of his employment. However, in the event of a “change of control” (which is defined in his employment letter as any change of control which needs to be disclosed in any SEC filing), all of Mr. Correia’s unvested stock options will automatically become fully exercisable. Assuming that the change of control took place on the last business day of our last completed fiscal year, i.e., on July 27, 2007, when our closing stock price was $18.36, the value of accelerating Mr. Correia’s unvested stock options as of such date would have been $747,840. This amount was calculated by multiplying the number of stock options which were unvested as of October 19, 2007, the record date for the 2007 annual meeting of shareholders, by the excess of the closing stock price on July 27, 2007 over the exercise price of Mr. Correia’s unvested stock options.

Vivian Behrens

Pursuant to Ms. Behrens’ employment letter with the Company, should her employment be terminated by the company for reasons other than death, disability or “just cause” involving misconduct, the Company will provide her with six months continuance of her base salary. Ms. Behrens’s base salary was increased by the Compensation Committee effective October 1, 2007 to $310,000. Therefore, six months’ base salary would be equal to $155,000.

Gene Wexler

Pursuant to Mr. Wexler’s employment letter with the Company, should his employment be terminated by the Company for reasons other than death, disability or “just cause” involving misconduct, the Company will provide him with six months continuance of his base salary. During this six-month period, he will be eligible to continue his medical and dental coverage at the standard associate rate. Mr. Wexler’s base salary was increased by the Compensation Committee effective October 1, 2007 to $270,000. Therefore, six months’ base salary would be equal to $135,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports with the SEC disclosing their ownership, and changes in their ownership, of our stock. Copies of these reports must also be furnished to us. Based solely upon our review of these copies, we believe that during fiscal 2007 all of such forms were filed on a timely basis by reporting persons.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS; RELATED PARTY TRANSACTIONS

In September 2007, the Board adopted a written policy for the review and approval or ratification of any transaction with a related person, which will apply to related person transactions after the adoption date of the policy. Under this policy, related persons include the Company’s directors and executive officers and beneficial owners who are known to control over five percent of the Company’s common stock as well as the immediate family members of any of the foregoing. The policy generally defines a related person transaction as one or a series of similar transactions, arrangements or relationships in which: (i) the Company was, is, or will be a participant; (ii) a related person has a direct or indirect material interest; and (iii) the amount involved is expected to exceed $120,000 (determined without regard to the amount of profit or loss involved in the transaction). The policy does not cover arrangements available on the same basis to all employees generally or employment or compensation arrangements for the Company’s executive officers or director compensation arrangements.

Under the policy, a related person transaction requires the approval or ratification of the Audit Committee or the Chair of the Audit Committee in those situations in which the legal department, in consultation with the CEO or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for review. Prior to approving or ratifying any transaction, the Audit Committee or the Chair will consider the material facts of the transaction, including the related person’s relationship to the Company and their interest in the transaction, and will determine whether the transaction is entered into in good faith and on fair and reasonable terms to the Company. No person may participate in the review of a transaction in which such person, or any of his or her immediate family members, may have a direct or indirect material interest.

During fiscal 2007, no transactions were reviewed by the Audit Committee since there were no new related person transactions, or any modifications to existing related person transactions, during fiscal 2007.

The Company leases two of its store locations from Elliot S. Jaffe, Chairman of the Board, or members of his family or related trusts (the “affiliated landlords”). The following table describes the terms of these leases:

				Minimum
				Annual
				Rent Per
Store		Renewal	Square	Square
Location	Expiration	Options	Feet	Foot
Norwalk, Connecticut	April 30, 2011	Until April 30, 2031	12,700	$11.22
Danbury, Connecticut	June 30, 2010	Until June 30, 2020	8,000	$21.16

These store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for these stores is approximately eight percent. During fiscal 2005, the Company exercised the renewal option in the lease for its Danbury, Connecticut store, extending the expiration date of the lease to June 30, 2010 and extending the renewal options contained in the lease until June 30, 2020. In connection with the extension, the minimum annual rent was increased from $13.00 per square foot to $21.16 per square foot, and the affiliated landlord agreed to a $25,000 rent credit upon the remodeling of the store. The Company believes that these leases are on terms that are comparable to terms it could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas. During fiscal 2007, the Company paid a total of approximately $389,300 in rent and related expenses for these properties.

INFORMATION REGARDING THE AUDITORS

The Audit Committee selected Deloitte & Touche LLP as auditors with respect to the financial statements of the Company for the fiscal year ended July 28, 2007. The Audit Committee has not yet selected auditors with respect to the financial statements of the Company for the fiscal year ending July 26, 2008.

FEES PAID TO INDEPENDENT AUDITORS

The following table shows the fees billed by Deloitte & Touche LLP for the past two fiscal years for audit and other related fees:

	Fiscal	Fiscal
	2007	2006
Audit Fees (1)	$2,523,000	$2,260,000
Audit-Related Fees (2)	133,000	216,165
Tax Fees (3)	255,621	37,250
All Other Fees	—	—
Total Fees	$2,911,621	$2,513,415

(1)
Fees for audit services billed in fiscal 2007 and fiscal 2006 consist of the annual audit of the Company's financial statements, interim reviews of the quarterly consolidated financial statements and auditing the Company’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-related fees consist principally of audits of employee benefit plans and assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements.

(3)	Includes fees for professional services provided related to tax compliance, including federal, state and local taxes, tax planning and advisory services.

During fiscal 2007, the Audit Committee pre-approved all of the services provided by the auditors. The Audit Committee considered whether the provision of non-audit services is permitted under applicable laws and regulations and is compatible with maintaining the independence of Deloitte & Touche LLP.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment and oversight of our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal control over financial reporting, and reports to the Audit Committee on any deficiencies found. Our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte & Touche”), is responsible for auditing our financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, as well as examining and reporting on management’s assertion about the effectiveness of our internal controls over financial reporting. Under its written charter, our Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to our independent registered public accounting firm as well as any of our employees, and has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and Deloitte & Touche. The Audit Committee has also discussed and reviewed with Deloitte & Touche the matters required to be discussed by Statements on Auditing Standards No. 61, as amended, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee obtained from Deloitte & Touche the written disclosures and the letter required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T and discussed with Deloitte & Touche their independence from management and the Company. The Audit Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining their independence, and has satisfied itself with respect to Deloitte & Touche’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended July 28, 2007 for filing with the SEC.

 Audit Committee:

Randy Pearce, Chair
Kate Buggeln
John Usdan

BY ORDER OF THE BOARD OF DIRECTORS

ELLIOT S. JAFFE
Chairman of the Board

The Company’s Board of Directors requests that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful, and we appreciate your cooperation.

THE DRESS BARN, INC.
30 Dunnigan Drive
Suffern, New York 10901

This Proxy is Solicited on Behalf of The Board of Directors

The undersigned hereby appoints David R. Jaffe and John Usdan, and each or either of them, proxies for the undersigned with full power of substitution, to appear and vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present, and otherwise with the same force and effect as the undersigned, at the Annual Meeting of Shareholders of the Company to be held at the corporate office of Maurices Incorporated at 105 West Superior Street, Duluth, Minnesota, on Wednesday, November 28, 2007 at 3:00 P.M., local time, and any adjournments thereof, upon the matters set forth in the Notice of such meeting and Proxy Statement, receipt of which is hereby acknowledged:

(Continued and to be signed on reverse side)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS: PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.	☒

1. PROPOSAL TO ELECT TWO DIRECTORS FOR TERMS EXPIRING IN 2010. Elliot S. Jaffe (3-year term) Burt Steinberg (3-year term)	FOR ALL nominees listed to the left (except as indicated below). ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left. ☐

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NAME OF THE NOMINEE IN THE SPACE PROVIDED BELOW:
_____________________________________________________________ _____________________________________________________________ _____________________________________________________________

In the discretion of the proxies, upon all other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of all nominees as Director.

Signature(s): __________________________________________________________	Date: ________________ , 2007
Signature(s): __________________________________________________________	Date: ________________ , 2007

IMPORTANT: Please sign here exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person